Exhibit 99.1

                  BAKER TO REACTIVATE SHARE REPURCHASE PROGRAM

PITTSBURGH, June 6 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex:
BKR) announced today that it will reactivate immediately its share repurchase program. Presently, the company has approximately 585,300 shares available for repurchase. This includes approximately 85,300 shares under an initial 500,000 share authorization by the company's Board of Directors in October 1996, and the total of an additional 500,000 share authorization by the Board in February 2003.

The shares will be purchased in the open market at prevailing prices. The timing and extent of the purchases will depend on market conditions. The company intends to use existing cash balances to finance the repurchases.

Michael Baker Corporation ( http://www.mbakercorp.com ) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, linear utilities, transportation, water/wastewater, and oil & gas. With more than 4,200 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

SOURCE  Michael Baker Corporation
    -0-                             06/06/2005
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.mbakercorp.com /